COOPERS & LYBRAND L.L.P.

 a professional services firm

 CONSENT OF INDEPENDENT ACCOUNTANTS


 We consent to the incorporation by reference in the Registration Statement of Contour Medical, Inc. on Form S-8 File No. 33-92110) of our report dated September 16, 1996, on our audit of the consolidated financial statements of Contour Medical, Inc. and Subsidiaries as of June 30, 1996 and for the year then ended, which report is incorporated by reference in this Annual Report on Form 10-K.

 /s/ Coopers & Lybrand L.L.P.

 Tampa, Florida
 September 26, 1996

 Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand International, a limited liability association incorporated in Switzerland.